UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Nordstrom, Inc.
(Exact name of registrant as specified in its charter)

Washington	91-0515058
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1617 Sixth Avenue, Seattle, Washington 98101
(Address of principal executive offices)

Nordstrom, Inc. Amended and Restated Employee Stock Purchase Plan
(Full title of the plan)

Ann Munson Steines Chief Legal Officer, General Counsel and Corporate Secretary 1600 Seventh Avenue, 24th Floor Seattle, Washington 98101
(Name and address of agent for service)
(206) 628-2111
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

☑	Large Accelerated Filer	☐	Accelerated filer
☐	Non-accelerated filer	☐	Smaller reporting company
		☐	Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Information specified in Part I of Form S-8 (Items 1 and 2) will be sent or given to plan participants as specified by Rule 428(b)(1) under the Securities Act of 1933.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. Incorporation of Documents by Reference
The following documents, which have been filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference and shall be deemed to be a part of this Registration Statement:
(a)The Registrant’s Annual Report on Form 10‑K for the year ended January 28, 2023, filed with the Commission on March 10, 2023;
(b)The Registrant’s Proxy Statement on Schedule 14A, filed with the Commission on April 28, 2023 related to the Registrant’s Annual Meeting of Shareholders held on June 6, 2023;
(c)All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above, including the Registrant’s Current Reports on Form 8-K, provided, however, that information furnished under Items 2.02 and 7.01 of any current report on Form 8-K, including the related exhibits under Item 9.01, is not hereby incorporated by reference into this Registration Statement; and
(d)The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form S-3 filed with the Commission on April 30, 2001, including any amendment or report filed for the purpose of updating such description.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to shareholders or document or current report furnished under Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.
ITEM 4. Description of Securities
The Common Stock being registered hereunder has been registered pursuant to Section 12 of the Exchange Act.
ITEM 5. Interests of Named Experts and Counsel
Certain legal matters relating to the deferred compensation obligations will be passed upon for the Registrant by Brian B. DeFoe, our Vice President, Associate General Counsel and Assistant Secretary. Mr. DeFoe beneficially owns shares of, and other interests in, the Registrant’s common stock.
ITEM 6. Indemnification of Directors and Officers
Sections 23B.08.500 through 23B.08.603 of the Washington Business Corporation Act authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”). Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, self-dealing or illegal corporate loans or distributions, or in any transactions from which the director personally receives a benefit in money, property or services to which the director is not legally entitled.

Article IX of the Amended and Restated Articles of Incorporation of the Registrant eliminates any personal liability of a director to the Registrant or its shareholders for monetary damages for conduct as a director, except for any liability for any acts or omissions that involve intentional misconduct by a director or a knowing violation of law by a director, for conduct violating RCW 23B.08.310, for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled, or for any act or omission occurring prior to the date when Article IX of the Amended and Restated Articles of Incorporation of the Registrant became effective. If the Washington Business Corporation Act is subsequently amended to change in a manner affecting the Registrant’s power to eliminate or limit the liability of a director to the Registrant, then, upon the effective date of the amendment and without further act: (i) if the amendment permits further elimination or limitation of liability, the liability of a director shall be additionally eliminated and limited to such further extent, or (ii) if the amendment changes the power to eliminate the liability of a director in any other respect, the liability of a director shall be eliminated and limited with respect to acts or omissions occurring after the effective date of the amendment to the fullest extent permitted by the Washington Business Corporation Act as so amended. Article IX of the Registrant’s Amended and Restated Articles of Incorporation also contains a provision that no amendment or repeal of the Amended and Restated Articles of Incorporation of the Registrant shall adversely affect any right or any elimination or limitation of liability of a director existing immediately prior to the amendment or repeal.
Article XI of the Registrant’s Bylaws provide for, among other things, the indemnification by the Registrant of its directors and officers and the advancement of expenses. The Registrant’s Bylaws also permit the purchase and maintenance of insurance, the creation of trust funds, the grant of security interests and the use of other means to secure the Registrant’s indemnification obligations. The Registrant has also entered into certain indemnification agreements with its directors, the form of which is attached as Exhibit 10.1 to Registrant's Quarterly Report on Form 10-Q for the quarter ended October 28, 2023, filed with the Commission on December 1, 2023. The indemnification agreements provide the Registrant’s directors with indemnification to the full extent permitted by law.
Officers and directors of the Registrant are covered by insurance (with certain exceptions and limitations) that indemnifies them against certain losses and liabilities, including liabilities under the Securities Act. The effect of this insurance is to indemnify any officer or director of the Registrant against liability and expenses incurred by such officer or director upon a determination that such person acted in good faith.
ITEM 7. Exemption from Registration Claimed
Not applicable.
ITEM 8. Exhibits

4.1
Nordstrom, Inc. Amended and Restated Employee Stock Purchase Plan (Incorporated by reference to Appendix C to the Registrant’s Proxy Statement on Form DEF 14A filed with the Commission on April 28, 2023)

5.1	Opinion of Brian B. DeFoe*
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm*
23.2	Consent of Brian B. DeFoe (included as part of Exhibit 5.1 hereto)*
24.1	Power of Attorney*
107	Filing Fee Table*
* Filed herewith
ITEM 9. Undertakings
(a)The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Seattle, State of Washington, on December 1, 2023.

NORDSTROM, INC.
(Registrant)

/s/ Ann Munson Steines
Ann Munson Steines
Chief Legal Officer,
General Counsel and Corporate Secretary
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below by the following persons on December 1, 2023.

Principal Financial Officer:		Principal Executive Officer:

/s/	Cathy R. Smith	/s/	Erik B. Nordstrom
	Cathy R. Smith		Erik B. Nordstrom
	Chief Financial Officer		Chief Executive Officer

Directors:

/s/ *	Stacy Brown-Philpot	/s/ *	James L. Donald
	Stacy Brown-Philpot		James L. Donald
	Director		Director

/s/ *	Kirsten A. Green	/s/ *	Glenda G. McNeal
	Kirsten A. Green		Glenda G. McNeal
	Director		Director

/s/	Erik B. Nordstrom	/s/	Peter E. Nordstrom
	Erik B. Nordstrom		Peter E. Nordstrom
	Director		Director

/s/ *	Amie Thuener O’Toole	/s/ *	Guy B. Persaud
	Amie Thuener O’Toole		Guy B. Persaud
	Director		Director

/s/ *	Eric D. Sprunk	/s/ *	Bradley D. Tilden
	Eric D. Sprunk		Bradley D. Tilden
	Director		Chairman of the Board of Directors

/s/ *	Mark J. Tritton	/s/ *	Atticus N. Tysen
	Mark J. Tritton		Atticus N. Tysen
	Director		Director

Date:	December 1, 2023
*The undersigned, by signing her name hereto, signs and executes this registration statement pursuant to the Powers of Attorney executed by the above-named officers and directors and filed with the Securities and Exchange Commission.

/s/ Ann Munson Steines
Ann Munson Steines
Attorney-in-Fact